Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Kevin Russell

Aware, Inc.
781-276-4000

Aware, Inc. Reports Fourth Quarter and 2019

Financial Results

BEDFORD, MASS. – February 11, 2020 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its quarter and year ended December 31, 2019.

Revenue for the fourth quarter of 2019 was $2.4 million compared to $4.1 million in the same quarter last year. Operating loss in the fourth quarter of 2019 was $1.7 million compared to operating income of $0.3 million in the fourth quarter of 2018.

The decrease in revenue was primary due to lower biometrics software license revenue and lower biometrics services revenue, and to a lesser extent lower biometrics maintenance revenue. This was partially offset by slightly higher imaging software license revenue and imaging maintenance revenue. Lower biometrics software license revenue was primarily due to lower revenue from the license agreement we entered into with a systems integrator in the second quarter of 2018, and to a lesser extent generally lower biometrics license sales to our other biometrics customers. Lower biometrics services revenue was primarily due to: i) lower services revenue from the project with aforementioned systems integrator; and ii) fewer service projects in the current year quarter as compared to the corresponding period of 2018. The operating loss in the fourth quarter of 2019 as compared to operating income in the fourth quarter of 2018 was primarily due to: i) lower revenue in the fourth quarter of 2019; and ii) higher total costs and expenses in the fourth quarter of 2019.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Fourth Quarter and 2019 Financial Results	Page 2

Net loss in the fourth quarter of 2019 was $7.5 million, or $0.35 per diluted share, which compares to a net income of $0.6 million, or $0.03 per diluted share, in the same period a year ago.

Revenue for the year ended December 31, 2019 was $12.2 million compared to $16.1 million in 2018. Operating loss for 2019 was $4.1 million compared to operating income of $0.4 million in 2018.

The decrease in revenue was primarily due to lower biometrics software license revenue and to a lesser extent lower biometrics services revenue, biometric maintenance revenue and imaging software license revenue. This was partially offset by higher imaging maintenance revenue. Lower biometrics software license revenue was primarily due to: i) a software license agreement we entered into with a large commercial customer in the third quarter of 2018, whereas we had no such corresponding license sale in 2019, and ii) lower revenue from the software license agreement we entered into with a systems integrator in the second quarter of 2018. Lower operating income in 2019 as compared to 2018 was primarily due to lower revenue in 2019, and to a lesser extent higher total costs and expenses in 2019.

Net loss for the year ended December 31, 2019 was $8.3 million, or $0.39 per diluted share, which compared to net income of $1.2 million, or $0.06 per diluted share in 2018. In addition to the $4.1 million operating loss in 2019, we recorded a $5.2 million tax provision that was partially offset by $1.0 million of interest income. The tax provision was primarily due to an analysis of the future realization of our deferred tax assets. We evaluated and considered all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance for our deferred tax assets was needed. As a result of this analysis, we concluded that it is more likely than not that the deferred tax assets of $6.3 million would not be realized. Accordingly, we recorded a full valuation of $6.3 million against the deferred tax asset as of the end of 2019. The valuation allowance results in a net deferred tax provision of $5.2 million for 2019.

Robert Eckel, Aware’s chief executive officer and president, said “Our revenue results for the fourth quarter were below expectations.  We had a number of deals that were not closed and slid from the fourth quarter into the first quarter of 2020. As we enter into 2020, we are focused on executing a shift in our business model to a focus on long-term subscription-based accounts in the commercial and government markets. We have increased our emphasis on the front end of the business and have hired a vice president of worldwide sales and are looking to further leverage our multi-modal biometrics domain expertise, unique liveness spoofing prevention technology and customer-managed and integration ready biometrics frameworks, platforms and software building blocks to drive company growth. We are focused in “Bringing Your Identity Solutions to Life™” by helping our customers enhance their compliance, security, fraud prevention and deterrence, data protection, processes, return on investment, peace of mind through the use of Aware software in their identity solutions. We plan on making continued investments in engineering, program management and sales and marketing in 2020 to enhance our productized solutions and business development addressing the growing needs for mobile biometric solutions in multiple markets.  We are excited about the opportunity for our company and encouraged by the quality, quantity and variety of companies and organizations who are looking to Aware for biometric solutions to address their use cases.”

Aware, Inc. Reports Fourth Quarter and 2019 Financial Results	Page 3

About Aware

Aware is a leading provider of productized biometrics software products, solutions and services to governments, system integrators, and commercial organizations and solution providers globally. Our comprehensive portfolio of biometric solutions are based on innovative, robust products designed explicitly for ease of integration including customer-managed and integration ready biometric frameworks, platforms, SDK’s and services. They fulfill a broad range of functions critical to secure biometric enrollment, authentication, identity and transactions including face, fingerprint, iris, and voice capture modalities, sample quality assurance, data compliance, capture hardware peripheral and system abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products and solutions apply biometrics to enable identity-centric security and know-your-customer (“KYC”) solutions for applications including financial institutions, retail, banking and payments, healthcare, border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) the biometrics market may not experience significant growth or our products may not achieve broad acceptance; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) we rely on third party software to develop and provide our solutions and significant defects in third party software could harm our business; xi) part of our future business is dependent on market demand for, and acceptance of, the cloud-based model for the use of software: xii) our operational systems and networks and products may be subject to an increasing risk of continually evolving cybersecurity or other technological risks which could result in the disclosure of company or customer confidential information, damage to our reputation, additional costs, regulatory penalties and financial losses; xiii) our intellectual property is subject to limited protection; xiiv) we may be sued by third parties for alleged infringement of their proprietary rights; xv) we must attract and retain key personnel; xvi) we rely on single sources of supply for certain components used in our hardware products; xvii) our business may be affected by government regulations and adverse economic conditions; xviii) we may make acquisitions that could adversely affect our results, and xviv) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Fourth Quarter and 2019 Financial Results	Page 4

AWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Software licenses	$735	$1,456	$4,599	$8,038
Software maintenance	1,297	1,404	5,262	5,397
Services	418	1,198	2,343	2,696
Total revenue	2,450	4,058	12,204	16,131

Costs and expenses:
Cost of software licenses	-	-	-	20
Cost of services	155	479	1,261	1,220
Research and development	2,006	1,527	7,928	7,105
Selling and marketing	944	943	3,610	4,178
General and administrative	1,073	834	3,583	3,296
Total costs and expenses	4,178	3,783	16,382	15,819

Patent related income	-	68	49	69

Operating income (loss)	(1,728)	343	(4,129)	381
Interest income	194	257	1,000	844
Income (loss) before provision (benefit) for income taxes	(1,534)	600	(3,129)	1,225
Provision (benefit) for income taxes	5,944	(39)	5,211	(8)
Net income (loss)	($7,478)	$639	($8,340)	$1,233

Net income (loss) per share – basic	($0.35)	$0.03	($0.39)	$0.06
Net income (loss) per share – diluted	($0.35)	$0.03	($0.39)	$0.06

Weighted-average shares – basic	21,473	21,534	21,523	21,544
Weighted-average shares - diluted	21,473	21,608	21,523	21,605

Aware, Inc. Reports Fourth Quarter and 2019 Financial Results	Page 5

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2019	December 31, 2018
ASSETS
Cash and investments	$47,742	$51,612
Accounts and unbilled receivables, net	5,802	5,289
Property and equipment, net	3,755	4,085
Deferred tax assets	-	5,171
All other assets, net	256	284

Total assets	$57,555	$66,441

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,283	$1,445
Deferred revenue	2,837	3,099
Total stockholders’ equity	53,435	61,897

Total liabilities and stockholders’ equity	$57,555	$66,441

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432

Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com